Exhibit 10.07
TIVO CORPORATION
2008 EQUITY INCENTIVE PLAN
NOTICE OF RESTRICTED STOCK UNIT GRANT

TiVo Corporation (the “Company”) hereby grants you, Name (the “Participant”), Restricted Stock Units under the TiVo Corporation 2008 Equity Incentive Plan, as amended (the “Plan”). The date of this Notice of Restricted Stock Unit Grant (the “Notice”) is Month Day, Year (the “Grant Date”). Subject to the provisions of this Notice, the Restricted Stock Unit Grant Agreement (the “Agreement”) and of the Plan, the features of the Restricted Stock Units are as follows:

A.    Target Shares Subject to Performance-Based Restricted Stock Units: XX,XXX (“Target Units”)

B.    Standard Vesting of Performance-Based Restricted Stock Units: The Performance-Based Restricted Stock Units (the “Restricted Stock Units”) shall be eligible to vest on the date on which the Compensation Committee of the Board of Directors approves the calculation of the performance against the criteria (which shall occur no later than the earlier of (a) the first regularly scheduled Compensation Committee meeting following the end of the measurement period (December 31, 2021) and (b) June 1, 2022) (the “Performance Vesting Date”). Vesting in the Restricted Stock Units is based on the Company’s achievement of a minimum Total Shareholder Return (“TSR”) percentile rank among a peer group for the Performance Period (the three-year period beginning January 1, 2019 and ending December 31, 2021) (the “Relative TSR Award”), as set forth below.

The actual number of Restricted Stock Units eligible to vest on the Performance Vesting Date, subject to the Participant remaining in Continuous Service through such Performance Vesting Date, shall be determined as follows:

1.
Relative TSR Award: A vesting factor as set forth on Exhibit A attached hereto, which is based on the relative percentile rank of the Company’s TSR for the Performance Period, with the vesting factor for Relative TSR commencing with the Company’s achievement of a ranking at the twenty-fifth (25th) percentile over the Performance Period compared to the individual companies comprising the S&P 600 Software and Services Index (the “Benchmark Index”) as of January 1, 2019 (See Exhibit B). Performance between the stated percentages in Exhibit A will be subject to straight-line interpolation. In no event will the number of units subject to the Relative TSR Award that vest be greater than two hundred percent (200%) of the Target Units subject to the Relative TSR Award; however, in the event the Company’s absolute TSR is negative (i.e., less than 0.0%) for the Performance Period, the maximum vesting factor for the Relative TSR Award cannot exceed one hundred percent (100%) of the Target Units subject to the Relative TSR Award. Examples of the vesting calculations, solely for clarification and without changing any of the terms of this award, are included for your convenience as Exhibit C.

Vesting of the Restricted Stock Units, if any, will be solely based on the above performance criteria, provided that the Participant remains in Continuous Service through the Performance Vesting Date. The final measure of performance against the vesting criteria is subject to adjustment for the effects of acquisitions and dispositions and the level of achievement will be approved by the Compensation Committee of the Board of Directors (as defined in the Plan, the “Committee”). For clarity, the Performance Vesting Date is the date that the Committee approves the calculation of the performance against the criteria.

C.    Vesting of Performance-Based Restricted Stock Units Upon Qualifying Termination: Notwithstanding anything to the contrary in this Notice or the Agreement, the vesting of the Restricted Stock Units shall be governed by the terms of the Executive Severance and Arbitration Agreement entered into by the Company and Participant (the “Severance Agreement”) in the event of certain qualifying terminations of employment, as provided in the Severance Agreement. The final measure of performance against the vesting criteria is subject to adjustment for the effects of acquisitions and dispositions and the level of achievement will be approved by the Committee.

D.    Miscellaneous:

Unless otherwise defined herein or in the Agreement, capitalized terms herein or in the Agreement will have the defined meanings ascribed to them in the Plan.

The Company and Participant agree that the Restricted Stock Units described in this Notice are governed by the provisions of the Agreement attached to and made a part of this document. The Participant acknowledges receipt of this Notice and the Agreement, represents that the Participant has read and is familiar with the provisions in this Notice and the attached Agreement, and hereby accepts the Restricted Stock Unit Grant subject to all of the terms and conditions set forth in this Notice and the attached Agreement.

TiVo Corporation		Accepted by:
By:		PARTICIPANT
	/s/ Connie Puglia	Name:
Title:	Chief Human Resources Officer	Signature:
Address:	2160 Gold Street	Date:
San Jose, CA 95002

ATTACHMENTS:     Restricted Stock Unit Grant Agreement
TiVo Corporation 2008 Equity Incentive Plan

TIVO CORPORATION
2008 EQUITY INCENTIVE PLAN
RESTRICTED STOCK UNIT GRANT AGREEMENT
THE RESTRICTED STOCK UNITS ARE SUBJECT TO THE TERMS AND CONDITIONS OF THE PLAN. ONLY CERTAIN PROVISIONS OF THE PLAN ARE INCLUDED IN THIS AGREEMENT. A COPY OF THE PLAN IS ATTACHED TO THIS AGREEMENT AND SHOULD BE READ CAREFULLY.
1.    Grant of Restricted Stock Units. The Company hereby grants to Participant a Restricted Stock Unit Grant for that number of Restricted Stock Units set forth in the Notice. This award represents the right to be issued on a future date one (1) share of Common Stock for each Restricted Stock Unit that vests on the applicable vesting date(s) (subject to any adjustment under Section 12 below) as indicated in the Notice. As of the Grant Date, the Company will credit to a bookkeeping account maintained by the Company for Participant’s benefit the number of Restricted Stock Units/shares of Common Stock subject to the award. This award was granted in consideration of Participant’s services to the Company.
2.     Leave of Absence. During any authorized leave of absence, the vesting of the Restricted Stock Units shall be suspended after the leave of absence exceeds a period of thirty (30) days. Vesting of the Restricted Stock Units shall resume upon the Participant’s termination of the leave of absence and return to service to the Company and/or its Subsidiaries. The vesting schedule of the Restricted Stock Units shall be extended by the length of the suspension.

3.    Non-transferability of Restricted Stock Units. The Restricted Stock Units shall not be transferable (including by sale, assignment, pledge or hypothecation) other than by will or the laws of intestate succession. The designation of a beneficiary does not constitute a transfer. Participant shall not sell, transfer, assign, pledge or otherwise encumber the Restricted Stock Units until all vesting requirements have been met.
4.    Stockholder Rights. Stock underlying Restricted Stock Units will not be issued until the Restricted Stock Units have vested. A Participant awarded Restricted Stock Units shall have no rights as a Company stockholder with respect to such Restricted Stock Units until such time as the Restricted Stock Units have vested and Stock underlying the Restricted Stock Units has been issued.
5.    Vesting and Earning of Restricted Stock Unit; Date of Issuance.
(a)If Participant’s service with the Company or a Subsidiary, whether as an employee, consultant, or director, is not interrupted or terminated (such status is described herein as “Continuous Service”), then the Restricted Stock Units shall vest and shares shall be issued as promptly as reasonably practicable thereafter in accordance with the Notice. The issuance of shares in respect of the Restricted Stock Units is intended to comply with Treasury Regulations Section 1.409A-1(b)(4) and will be construed and administered in such a manner. Subject to the satisfaction of the withholding obligations set forth in this Agreement, in the event one or more Restricted Stock Units vests, the Company shall issue to Participant one (1) share of Common Stock for each Restricted Stock Unit that vests on the applicable Performance Vesting Date(s) or Severance Vesting Date (subject to any adjustment under Section 12 below). The issuance date determined by this paragraph is referred to as the “Original Issuance Date”.
(b)If the Original Issuance Date falls on a date that is not a business day, delivery shall instead occur as promptly as reasonably practicable thereafter.

(c)For purposes of calculating TSR and establishing the Company’s Relative TSR percentile, membership in the Benchmark Index is established as of the beginning of the Performance Period. In the event of a merger, acquisition or business combination involving a member of the Benchmark Index during the Performance Period where the Benchmark Index member is not the surviving entity or is no longer a publicly-traded entity, that Benchmark Index member will be removed from the Benchmark Index as of the beginning of the Performance Period. In the event of bankruptcy, dissolution or unwinding of a Benchmark Index member, the member will remain in the Benchmark Index and the TSR for that member will be negative one hundred percent (100%). No changes will be made to the Benchmark Index in the event a member is added to or removed from the Benchmark Index by the Benchmark Index’s sponsoring organization. TSR is the number calculated by dividing (i) the average closing share price over the thirty (30) trading day period immediately prior to and including the last day of the Performance Period (the “Ending Share Price”) minus the average closing share price over the thirty (30) trading day period immediately prior to the beginning of the Performance Period (the “Beginning Share Price”) (in each case adjusted to consider cumulative dividends (cash or otherwise) per share for the respective averaging period or Performance Period, as applicable, assuming reinvestment of dividends on the ex-dividend date) by (ii) the Beginning Share Price (adjusted to consider cumulative dividends (cash or otherwise) per share for the averaging period, assuming reinvestment of dividends on the ex-dividend date). Relative TSR considers the Company’s TSR compared to the TSR of each member of the Benchmark Index and is determined by ranking the Benchmark Index members from highest TSR to lowest TSR for the Performance Period, and then calculating the Relative TSR percentile ranking.
(d)The foregoing notwithstanding, subject to any more favorable (to the Participant) terms of any executive severance and arbitration agreement or any other change in control agreement between Participant and the Company and/or its subsidiaries, in the event that the Participant remains in Continuous Service at the time a Corporate Transaction (as defined below) occurs, the Board, or the board of directors of any corporation assuming the obligations of the Company hereunder, shall either (a) assume the outstanding Restricted Stock Units or make a substitution on an equitable basis of appropriate Stock of the Company or of the merged, consolidated, or otherwise reorganized corporation which will be issuable in respect to the shares of Stock, or (b) provide that the Restricted Stock Units shall become immediately vested with respect to all the units of the Restricted Stock Unit Grant. For purposes of this Agreement a “Corporate Transaction” shall mean: (i) a dissolution or liquidation of the Company; (ii) a merger or consolidation in which the Company is not the surviving corporation (other than a merger or consolidation with a wholly-owned subsidiary, a reincorporation of the Company in a different jurisdiction, or other transaction in which there is no substantial change in the stockholders of the Company or their relative stock holdings and the Units are assumed, converted or replaced by the successor corporation, which assumption will be binding on all Participants); (iii) a merger in which the Company is the surviving corporation but after which the stockholders of the Company (other than any stockholder which merges (or which owns or controls another corporation which merges) with the Company in such merger) cease to own their shares or other equity interests in the Company; (iv) the sale of substantially all of the assets of the Company; or (v) any other transaction which qualifies as a “corporate transaction” under Section 424(a) of the Code, wherein the stockholders of the Company give up all of their equity interest in the Company (except for the acquisition, sale or transfer of all or substantially all of the outstanding shares of the Company from or by the stockholders of the Company).
(e)The Committee has sole authority to determine whether and to what degree the Restricted Stock Units have vested and been earned and shares are issuable and to interpret the terms and conditions of this Agreement and the Plan.

6.    Termination of Continuous Service. Subject to any more favorable (to the Participant) terms of any executive severance and arbitration agreement or any other change in control agreement between the Participant and the Company and/or its subsidiaries, in the event that Participant’s Continuous Service is terminated (other than upon death or Disability), and Participant has not yet vested in all or part of the

Restricted Stock Units pursuant to the Notice and Section 5, then the Restricted Stock Units, to the extent not vested as of the Participant’s termination date, shall be forfeited immediately upon such termination, and Participant shall have no further rights with respect to the Restricted Stock Units that have not yet vested. In jurisdictions requiring notice in advance of an effective termination of Continuous Service, Participant shall be deemed terminated upon the actual cessation of providing services to the Company notwithstanding any required notice period that must be fulfilled before a termination of Continuous Service can be effective under applicable laws. Participant expressly acknowledges and agrees that, subject to any more favorable (to the Participant) terms of any executive severance and arbitration agreement or any other change in control agreement between Participant and the Company and/or its subsidiaries, the termination of Continuous Service shall result in forfeiture of the Restricted Stock Units to the extent the Restricted Stock Units have not vested as of the date of termination. In the event of the Participant’s death or Disability, the Target Units will vest based on the proportion of service rendered as of the date of the Participant’s death or Disability to the Performance Vesting Date assuming one hundred percent (100%) of the Target Units are deliverable. In the event of the Participant’s retirement, the Target Units will vest at the discretion of the Committee.
7.    Payment of Par Value. As a condition to the delivery to Participant of the shares of Stock subject to the Restricted Stock Units after such units have vested, Participant authorizes the Company to deduct from compensation due to Participant from the Company or Participant’s employer, if different (the “Employer”), an amount equal to the par value of the shares of Stock to be issued hereunder. Such withholding shall be deducted from Participant’s compensation payable on the Company’s or the Employer’s regularly scheduled payroll date immediately prior to the Performance Vesting Date of the Restricted Stock Units, as set forth in the Notice and in this Agreement, unless otherwise determined by the Committee. As of the date of this Agreement, the par value for one share of the Company’s common stock is $0.001.
8.    Settlement of Restricted Stock Units. The Company shall not be obligated to deliver any shares of Stock hereunder for such period as may be required by it in order to comply with applicable federal or state statutes, laws and regulations.
9.    No Acquired Rights. Participant agrees and acknowledges that:
(a)the Plan is discretionary in nature and that the Company can amend, cancel, or terminate it at any time;
(b)the grant of the Restricted Stock Units under the Plan is voluntary and occasional and does not create any contractual or other right to receive future grants of any Restricted Stock Units or benefits in lieu of any Restricted Stock Units, even if Restricted Stock Units have been granted repeatedly in the past and regardless of any reasonable notice period mandated under local law;
(c)the value of the Restricted Stock Units is an extraordinary item of compensation which is outside the scope of Participant’s employment contract, if any;
(d)the Restricted Stock Units are not part of normal or expected compensation or salary for any purposes, including, but not limited to, calculating termination, severance, resignation, redundancy, end of service payments, bonuses, long-service awards, pension, retirement benefits, or similar payments;
(e)the Restricted Stock Units shall expire upon termination of Participant’s Continuous Service for any reason except as may otherwise be explicitly provided in the Plan and this Agreement;
(f)the future value of the shares of Stock awarded under the Plan is unknown and cannot be predicted with certainty;
(g)no claim or entitlement to compensation or damages arises from the termination of the Restricted Stock Units or diminution in value of the Restricted Stock Units or shares of Stock purchased under the Plan and Participant irrevocably releases the Company from any such claim; and

(h)Participant’s participation in the Plan shall not create a right to further employment with the Company and shall not interfere with the ability of the Company to terminate Participant’s Continuous Service at any time, with or without Cause.

10.    Tax Withholding.
(a)Participant is responsible for, and by accepting the Restricted Stock Units agrees to bear, all taxes of any nature, including any income tax, withholding tax, social insurance, payroll tax, fringe benefit tax, payment on account, interest, penalties or other tax related items arising out of the grant of the Restricted Stock Units, the vesting of the Restricted Stock Units, the distribution of the shares underlying the Restricted Stock Units, or the subsequent sale of the shares (collectively, the “Tax Items”), that are legally imposed upon Participant in connection with the Restricted Stock Units, and the Company does not assume, and will not be liable to any party for, any cost or liability arising in connection with such Tax Items legally imposed on Participant. The Company has not provided any tax advice with respect to the Restricted Stock Units or the disposition of the shares. Participant should obtain advice from an appropriate independent professional adviser with respect to the tax implications of any aspect of the Restricted Stock Units, including the grant or vesting of the Restricted Stock Units or the subsequent sale of any shares.
(b)In the event that the Company or the Employer, including any Subsidiary qualified to deduct tax at source, is required to withhold any Tax Items, as a result of any event occurring in connection with the Restricted Stock Units, the Company or the Employer will satisfy Tax Items by withholding, from the shares to be delivered to the Participant upon vesting, a number of shares having an aggregate fair market value equal to the amount of the Tax Items. The number of shares withheld to satisfy the Tax Items will be rounded up to the nearest whole share. Depending on the withholding method, the Company or the Employer may withhold or account for Tax Items by considering applicable minimum statutory withholding amounts or other applicable withholding rates, including maximum applicable rates, in which case Participant may receive a refund of any over-withheld amount in cash and will have no entitlement to the Common Stock equivalent. Once the Tax Items have been satisfied by withholding a number of shares for tax purposes, the Participant is deemed to have been issued the full number of shares subject to the release tranche in this grant. The Participant shall pay the Tax Items that the Company may be required to withhold if the Tax Items cannot be satisfied by the means previously described. The Company has sole discretion to require or permit the Participant to make alternate arrangements satisfactory to the Company for such withholdings in advance of the arising withholding obligations. No shares will be issued unless and until satisfactory arrangements (as determined by the Company) have been made by the Participant with respect to the payment of any income and other taxes which the Company determines must be withheld or collected with respect to such shares. By accepting this award, Participant expressly consents to the withholding of shares and to any additional cash withholding as provided for in this paragraph.
(c)    Participant acknowledges and agrees that the ultimate liability for any Tax Items legally due by Participant is and remains Participant’s responsibility and that the Company and/or the Employer (a) make no representations nor undertakings regarding the treatment of any such Tax Items in connection with any aspect of the Restricted Stock Units, including the grant or vesting of the Restricted Stock Units, the distribution of the shares underlying the Restricted Stock Units, or the subsequent sale of the shares acquired from the Restricted Stock Units; and (b) do not commit to structure the terms or any aspect of the Restricted Stock Units to reduce or eliminate the Participant’s liability for such Tax Items. The Company may refuse to deliver the shares if Participant fails to comply with Participant’s obligations in connection with the satisfaction of the Tax Items.
11.    Administration. The authority to construe and interpret this Agreement and the Plan, and to administer all aspects of the Plan, shall be vested in the Committee, and the Committee shall have all powers with respect to this Agreement as are provided in the Plan. Any interpretation of this Agreement by the Committee and any decision made by it with respect to this Agreement is final and binding.
12.    Adjustments Upon Changes in Capitalization. In the event of any change in the outstanding Stock of the Company by reason of stock dividends, recapitalization, mergers, consolidations, split-up, combinations or exchanges of shares and the like, the number and kind of shares subject to the Restricted Stock Units immediately prior to such event shall be appropriately adjusted by the Board in accordance with the terms of the Plan, and such adjustment shall be conclusive.
13.    Entire Agreement; Amendment; Binding Effect; Governing Law; Plan Controls. The Plan is incorporated herein by reference. The Plan and this Agreement constitute the entire agreement of the parties with respect to the subject matter hereof and supersede in their entirety all prior undertakings and agreements of the Company and Participant with respect to the subject matter hereof, and may not be modified adversely to Participant’s interest except by means of a writing signed by the Company and Participant. The waiver by the Company of a breach of any provision of this Agreement by Participant shall not operate or be construed as a waiver of any subsequent breach by Participant. This Agreement shall be binding upon and shall inure to the benefit of the parties hereto and their respective executors, administrators, next-of-kin, successors and assigns. This Agreement is governed by the laws of the state of Delaware. In the event of any conflict between the terms and provisions of the Plan and this Agreement, the Plan terms and provisions shall govern. Capitalized terms used but not defined in this Agreement have the meanings assigned to them in the Plan. Certain other important terms governing this Agreement are contained in the Plan.
14.    Notices; Electronic Delivery. Any notice required or permitted by this Agreement shall be in writing and shall be deemed sufficient when delivered personally, or at time of transmission if sent by telegram or fax or forty-eight (48) hours after being deposited in the U.S. mail, as certified or registered mail, with postage prepaid, or at the time an electronic confirmation of receipt is received if delivery is by email, and addressed to the party to be notified at such party’s address as set forth in the Notice or as subsequently modified by written notice. Any notice for delivery outside the United States will be sent by email, facsimile or by express courier. By accepting the Restricted Stock Units, the Participant consents to receive documents related to participation in the Plan and this award by electronic delivery and to participate in the Plan through an online or electronic system established and maintained by the Company or another third party designated by the Company.
15.    Severability. The provisions of this Agreement are severable and if any one or more provisions may be determined to be illegal or otherwise unenforceable, in whole or in part, the remaining provisions shall nevertheless be binding and enforceable.
16.    Counterparts; Further Instruments. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument. The parties hereto agree to execute such further instruments and to take such further action as may be reasonably necessary to carry out the purposes and intent of this Agreement.
17.    Compliance with Section 409A of the Code. This award is intended to comply with the “short-term deferral” rule set forth in Treasury Regulation Section 1.409A-1(b)(4). Notwithstanding the foregoing, if it is determined that the Award fails to satisfy the requirements of the short-term deferral rule and is otherwise deferred compensation subject to Section 409A, and if the Participant is a “specified employee” (within the meaning set forth in Section 409A(a)(2)(B)(i) of the Code) as of the date of the Participant’s “separation from service” (within the meaning of Treasury Regulation Section 1.409A-1(h) and without regard to any alternative definition thereunder), then the issuance of any shares that would otherwise be made upon the date of the separation from service or within the first six (6) months thereafter will not be made on the originally scheduled date(s) and will instead be issued in a lump sum on the date that is six (6) months and one day after the date of the separation from service, with the balance of the shares issued thereafter in accordance with the original vesting and issuance schedule set forth above, but if and only if such delay in the issuance of the shares is necessary to avoid the imposition of adverse taxation on the Participant in respect of the shares under Section 409A of the Code. Each installment of shares that vests is intended to constitute a “separate payment” for purposes of Treasury Regulation Section 1.409A-2(b)(2).